As filed with the Securities and Exchange Commission on June 26, 2013
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MAGELLAN PETROLEUM CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	06-0842255
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1775 Sherman Street, Suite 1950
Denver, Colorado 80203
(Address of Principal Executive Offices) (Zip Code)

2012 OMNIBUS INCENTIVE COMPENSATION PLAN*
STANDALONE INDUCEMENT AWARDS*
(Full title of the plan)

*See explanatory note immediately following the Calculation of Registration Fee table below

C. Mark Brannum
Vice President - General Counsel and Secretary
1775 Sherman Street, Suite 1950
Denver, Colorado 80203
(720) 484-2400
(Name, address, and telephone number, including area code, of agent for service)

With a copy to:

Dwight R. Landes, Esq.
Ballard Spahr LLP
1225 17th Street, Suite 2300
Denver, Colorado 80202
(303) 299-7320
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common stock, par value $0.01 per share	5,288,435 (3)	$1.045	$5,526,445.93	$753.80	(4)
Common stock, par value $0.01 per share	166,666 (5)	$1.045	$174,165.97	$23.76
Common stock, par value $0.01 per share	250,000 (6)	$1.045	$261,250.00	$35.63
Common stock, par value $0.01 per share	75,000 (7)	$1.045	$78,375.00	$10.69
Common stock, par value $0.01 per share	800,000 (8)	$1.045	$836,000.00	$114.03
Common stock, par value $0.01 per share	75,000 (9)	$1.045	$78,375.00	$10.69
Common stock, par value $0.01 per share	7,500 (10)	$1.045	$7,608.75	$1.07

(1)
Pursuant to Rule 416 under the Securities Act of 1933 (the "Securities Act"), this registration statement shall be deemed to cover any additional securities that may be offered or issued to prevent dilution as a result of any stock split, stock dividend, or similar transaction, under the anti-dilution provisions of the registrant's 2012 Omnibus Incentive Compensation Plan (the "2012 Plan") or the forms of awards granted thereunder, or the anti-dilution provisions of the standalone inducement awards referred to in footnotes (5) - (10) below.

(2)
Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(h) under the Securities Act, and based upon the average of the high and low sales prices for the registrant's common stock as reported on the Nasdaq Capital Market on June 24, 2013.

(3)	Represents shares of common stock reserved for issuance under the registrant's 2012 Plan, including 288,435 remaining unused shares from the registrant's prior 1998 Stock Incentive Plan.

(4)
Of the total of 5,288,435 shares registered hereby, a total of 288,435 shares were previously registered under a Registration Statement on Form S-8 (File No. 333-171149) filed by Magellan Petroleum Corporation on December 14, 2010 (the "Prior Registration Statement"), and the balance of the shares are newly registered shares. Such 288,435 shares (the "Previously Registered Shares") have not been offered or sold pursuant to the Prior Registration Statement. Pursuant to Rule 457(p) under the Securities Act, the registration fee of $753.80 for the 5,288,435 shares is offset by a registration fee of $44.21 previously paid by the registrant for the Prior Registration Statement with respect to the Previously Registered Shares.

(5)
Represents shares of common stock reserved for issuance upon the exercise of options to purchase 166,666 shares of common stock granted on November 30, 2011 to Milam Randolph Pharo as an inducement award in connection with the commencement of employment with the registrant (an "Inducement Award").

(6)	Represents shares of common stock reserved for issuance upon the exercise of options to purchase 250,000 shares of common stock granted on December 14, 2011 to Blaine K. Spies as an Inducement Award.

(7)	Represents shares of common stock reserved for issuance upon the exercise of options to purchase 75,000 shares of common stock granted on January 10, 2012 to Wesson Liversage as an Inducement Award.

(8)	Represents shares of common stock reserved for issuance upon the exercise of options to purchase 800,000 shares of common stock granted on September 5, 2012 to C. Mark Brannum as an Inducement Award.

(9)	Represents shares of common stock reserved for issuance upon the exercise of options to purchase 75,000 shares of common stock granted on December 4, 2012 to Chris Peterson as an Inducement Award.

(10)	Represents shares of common stock reserved for issuance upon the exercise of options to purchase 7,500 shares of common stock granted on December 4, 2012 to Kristin Keller as an Inducement Award.

Explanatory Note
This registration statement is being filed by the registrant to register (i) 5,288,435 shares of common stock reserved for issuance under the registrant's 2012 Omnibus Incentive Compensation Plan, including 288,435 remaining unused shares from the registrant's prior 1998 Stock Incentive Plan (the "1998 Plan"), and (ii) shares of common stock reserved for issuance upon the exercise of options to purchase a total of 1,374,166 shares of common stock previously granted outside the 1998 Plan to Milam Randolph Pharo, Blaine K. Spies, Wesson Liversage, C. Mark Brannum, Chris Peterson, and Kristin Keller, as standalone inducement awards pursuant to Nasdaq Listing Rule 5635(c)(4) in connection with the commencement of their employment with the registrant (representing 166,666 shares, 250,000 shares, 75,000 shares, 800,000 shares, 75,000 shares, and 7,500 shares, respectively).
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
As permitted by the rules of the U.S. Securities and Exchange Commission (the "SEC"), this registration statement omits the information specified in the instructions to Part I of Form S-8. Documents containing such information will be sent or given to participants in the employee benefit plans (as defined in Rule 405 under the Securities Act of 1933 (the "Securities Act")) covered by this registration statement as required by Rule 428(b)(1) under the Securities Act. Those documents are not being filed with the SEC as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Those documents, and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed by the registrant with the SEC are incorporated in this registration statement by reference (excluding any portions of such documents that are deemed to be "furnished" but not "filed" for purposes of the Securities Exchange Act of 1934 (the "Exchange Act")):

•
The registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 2012, filed on September 24, 2012 (as amended by the registrant's Annual Reports on Form 10-K/A for the fiscal year ended June 30, 2012 filed on September 28, 2012, October 29, 2012, and February 15, 2013);

•
The registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012, filed on November 9, 2012 (as amended by the registrant's Quarterly Report on Form 10-Q/A for the quarterly period ended September 30, 2012 filed on February 15, 2013);

•	The registrant's Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2012, filed on February 11, 2013;

•	The registrant's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013, filed on May 13, 2013;

•
The registrant's Current Reports on Form 8-K filed on July 2, 2012, July 20, 2012, September 4, 2012, November 1, 2012, November 9, 2012, November 23, 2012 (as amended by the registrant's Current Report on Form 8-K/A filed on February 4, 2013), January 17, 2013 (as amended by the registrant's Current Report on Form 8-K/A filed on January 22, 2013), May 13, 2013, May 20, 2013, June 3, 2013, June 10, 2013, June 18, 2013 and June 26, 2013 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K, and any corresponding information furnished under Item 9.01 of such Current Reports on Form 8-K); and

•
the description of the registrant's common stock set forth in the registrant's Current Report on Form 8-K filed on June 26, 2013, including any amendment or reports filed for the purpose of updating such description.

In addition, all reports and other documents filed by the registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such document (excluding any portions of such documents that are deemed to be "furnished" but not "filed" for purposes of the Exchange Act).
Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

Item 4. Description of Securities.
Not applicable.

Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.
Magellan Petroleum Corporation ("Magellan") is a Delaware corporation. Section 145 of the Delaware General Corporation Law contains provisions for the indemnification and insurance of directors, officers, employees, and agents of a Delaware corporation against liabilities which they may incur in their capacities as such. Those provisions have the following general effects:

a.
A Delaware corporation may indemnify a person who is or was a director, officer, employee, or agent of the corporation against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with any action, suit, or proceeding (other than an action by or in the right of the corporation) if the person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

b.
A Delaware corporation may indemnify a person who is or was a director, officer, employee, or agent of the corporation in an action or suit by or in the right of the corporation against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged liable to the corporation (except under certain circumstances).

c.
A Delaware corporation must indemnify a present or former director or officer against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with any action, suit, or proceeding to the extent that such person has been successful on the merits or otherwise in defense of the action, suit, or proceeding.

d.
A Delaware corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation against liability asserted against such person and incurred by such person in any such capacity or arising from such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the Delaware General Corporation Law.

Magellan's certificate of incorporation and by-laws provide that Magellan shall enter into appropriate agreements with its directors and officers to both indemnify such directors and officers and advance funds for litigation expenses to the fullest extent permitted by Delaware law, as may be amended from time to time. In furtherance of these provisions, Magellan previously entered into written agreements with its directors and officers to indemnify and advance expenses to those individuals to the fullest extent permitted by Delaware law. A copy of that prior form of indemnification agreement was filed as Exhibit 10.1 to Magellan's Current Report on Form 8-K filed on June 2, 2009. On June 4, 2013, Magellan's board of directors adopted a new form of indemnification agreement to be entered into with each of its directors and officers. A copy of that form of indemnification agreement has been filed as Exhibit 10.1 to Magellan's Current Report on Form 8-K filed on June 10, 2013.
In addition, pursuant to Section 102(b)(7) of the Delaware General Corporation Law, Magellan's certificate of incorporation provides that a director of Magellan shall not be personally liable to Magellan or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

a.	for any breach of the director's duty of loyalty to Magellan or its stockholders;

b.	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

c.	under Section 174 of the Delaware General Corporation Law (relating to unlawful payment of dividends or stock repurchases); or

d.	for any transaction from which the director derived an improper personal benefit.
Magellan maintains directors' and officers' insurance covering certain liabilities that may be incurred by directors and officers in the performance of their duties.

Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.
The following exhibits are filed as part of this registration statement:

Exhibit No.	Description
5.1*	Opinion of Ballard Spahr LLP
23.1*	Consent of EKS&H LLLP
23.2*	Consent of Deloitte & Touche LLP
23.3*	Consent of Allen & Crouch Petroleum Engineers Inc.
23.4*	Consent of Ryder Scott Company, L.P.
23.5*	Consent of Ballard Spahr LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included in the signature page hereto)
99.1
Magellan Petroleum Corporation 2012 Omnibus Incentive Compensation Plan (filed as Exhibit 10.2 to the registrant's Current Report on Form 8-K filed on January 17, 2013 and incorporated herein by reference)

99.2
Nonqualified Stock Option Award and Subscription Agreement between Magellan Petroleum Corporation and Milam Randolph Pharo dated November 30, 2011 (filed as Exhibit 10.6 to the registrant's Quarterly Report on Form 10-Q filed on February 10, 2012 and incorporated herein by reference)

99.3
Nonqualified Stock Option Award and Subscription Agreement between Magellan Petroleum Corporation and Blaine K. Spies dated December 14, 2011 (filed as Exhibit 10.9 to the registrant's Quarterly Report on Form 10-Q filed on February 10, 2012 and incorporated herein by reference)

99.4*	Nonqualified Stock Option Award and Subscription Agreement between Magellan Petroleum Corporation and Wesson Liversage dated January 10, 2012
99.5
Nonqualified Stock Option Award and Subscription Agreement between Magellan Petroleum Corporation and C. Mark Brannum dated September 5, 2012 (filed as Exhibit 10.2 to the registrant's Quarterly Report on Form 10-Q/A filed on February 15, 2013 and incorporated herein by reference)

99.6*	Nonqualified Stock Option Award and Subscription Agreement between Magellan Petroleum Corporation and Chris Peterson dated December 4, 2012
99.7*	Nonqualified Stock Option Award and Subscription Agreement between Magellan Petroleum Corporation and Kristin Keller dated December 4, 2012

* Filed herewith.

Item 9. Undertakings.

a.	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:
Paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on June 26, 2013.

MAGELLAN PETROLEUM CORPORATION

	By:	/s/ J. Thomas Wilson
John Thomas Wilson, President and Chief Executive Officer
(as Principal Executive Officer)

June 26, 2013
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John Thomas Wilson, Antoine J. Lafargue, and C. Mark Brannum and each or any one of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and registration statements filed pursuant to Rule 462) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ J. Thomas Wilson John Thomas Wilson	President and Chief Executive Officer, and Director (Principal Executive Officer)	June 26, 2013
/s/ Antoine J. Lafargue Antoine J. Lafargue	Vice President - Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	June 26, 2013
/s/ Vadim Gluzman Vadim Gluzman	Director	June 26, 2013
/s/ Robert I. Israel Robert I. Israel	Director	June 26, 2013
/s/ Brendan S. MacMillan Brendan S. MacMillan	Director	June 26, 2013
/s/ Walter McCann Walter McCann	Director	June 26, 2013
/s/ Ronald P. Pettirossi Ronald P. Pettirossi	Director	June 26, 2013
/s/ Milam Randolph Pharo Milam Randolph Pharo	Director	June 26, 2013
/s/ J. Robinson West J. Robinson West	Director	June 26, 2013

Exhibit Index

Exhibit No.	Description
5.1	Opinion of Ballard Spahr LLP
23.1	Consent of EKS&H LLLP
23.2	Consent of Deloitte & Touche LLP
23.3	Consent of Allen & Crouch Petroleum Engineers Inc.
23.4	Consent of Ryder Scott Company, L.P.
99.4	Nonqualified Stock Option Award and Subscription Agreement between Magellan Petroleum Corporation and Wesson Liversage dated January 10, 2012
99.6	Nonqualified Stock Option Award and Subscription Agreement between Magellan Petroleum Corporation and Chris Peterson dated December 4, 2012
99.7	Nonqualified Stock Option Award and Subscription Agreement between Magellan Petroleum Corporation and Kristin Keller dated December 4, 2012